Exhibit 1.5

ARTICLES OF INCORPORATION
OF
[INSERT NAME]

ARTICLE I — NAME

     The name of this corporation is [INSERT NAME].

ARTICLE II — PRINCIPAL OFFICE AND MAILING ADDRESS

     The principal office and mailing address of this corporation are:

700 N.W. 107th Avenue
Miami, Florida 33172.

ARTICLE III — PURPOSE

     This corporation is organized for the purpose of transacting any or all lawful business.

ARTICLE IV — CAPITAL STOCK

     The aggregate number of shares which this corporation shall have authority to issue is Five Thousand (5,000) shares of common stock, all of which are to have a par value of $1.00.

ARTICLE V — INITIAL REGISTERED OFFICE AND AGENT

     The street address of the initial registered office of this corporation is:

700 N.W. 107th Avenue
Miami, Florida 33172;

and the name and address of the initial registered agent of this corporation are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue Miami, Florida 33172.

ARTICLE VI — COMMENCEMENT

     This corporation shall commence as of 12:01 A.M. on    , 200   .

ARTICLE VII — INITIAL BOARD OF DIRECTORS

     The initial Board of Directors of this corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the corporation, but shall never be fewer than three (3). The names and addresses of the initial directors of this corporation are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue Miami, Florida 33172
Steven E. Lane	10707 Clay Road Houston, Texas 77041
L. Christian Marlin	700 N.W. 107th Avenue Miami, Florida 33172.

ARTICLE VIII — INCORPORATOR

     The name and address of the person signing these Articles of Incorporation as incorporator are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue Miami, Florida 33172.

ARTICLE IX — BY-LAWS

     The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation. The shareholders of this corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

ARTICLE X — INDEMNIFICATION

     This corporation shall indemnify any officer, director or incorporator, or any former officer, director or incorporator, of this corporation to the fullest extent permitted by law.

ARTICLE XI — AMENDMENT

     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as incorporator thereof and in acceptance of his appointment as registered agent therein as of the    day of    , 200   .

//s// Benjamin P. Butterfield
Benjamin P. Butterfield,
Incorporator and Registered Agent

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